Exhibit 5.04

WRITER’S NAME	:	Zandra Tan Suet Ping	DIRECT TEL	:	+603 2299 3868
			DIRECT FAX	:	+603 2287 1616
			DIRECT E-MAIL	:	zandra.tan@rahmatlim.com

OUR REF	:	8015007097
YOUR REF	:

Date	:	18 September 2015

Flextronics International Ltd.

2 Changi South Lane

Singapore 486123

Dear Sirs

Proposed exchange offer of debt securities

1.                                      We have been requested by Flextronics International Ltd. (“FIL”) to provide this opinion in connection with the filing by FIL with the SEC of a registration statement on Form S-4 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to an offer to exchange up to $600,000,000 aggregate principal amount of FIL’s outstanding, unregistered 4.750% Notes due 2025 (the “Original Notes”) for an equivalent amount of registered 4.750% Notes due 2025 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an Indenture dated 8 June 2015, as supplemented by a first supplemental indenture dated 11 September 2015 (“Transaction Document”), by, among others, each of Flextronics Marketing (L) Ltd. (“FML”), Flextronics Sales & Marketing North Asia (L) Ltd. (“FSM”) and Flextronics Industries Marketing (L) Ltd. (“FIML, together with FML and FSM, the “Guarantors”). The Original Notes are, and on the issue date of the Exchange Notes, the Exchange Notes will be, guaranteed by the Guarantors on the terms set forth in the Transaction Document (each a “Guarantee” and collectively, the “Guarantees”).

2.                                      This opinion is limited to the laws of Malaysia (other than the state laws of Sabah or Sarawak) of general application at the date of this opinion, as currently applied by the courts of Malaysia, and is given on the basis that it will be governed by and construed in accordance with the laws of Malaysia (other than the state laws of Sabah or Sarawak).

3.                                      For the purpose of this opinion, we have examined:

3.1                               an electronic version in PDF format of an executed copy of the Indenture received by electronic mail;

3.2                               an electronic version in PDF format of an executed copy of the supplemental indenture to the Indenture dated 11 September  2015 received by electronic mail;

3.3                               in relation to FML, an electronic version in PDF format of (a) the Memorandum and Articles of Association of FML, (b) the Certificate of Incorporation (Form 7) dated 5 April 2005, (c) the Register of Directors dated 28 August 2015, and (d) a letter dated 8 April 2005 issued by the Controller of Foreign Exchange, Malaysia (“BNM”), declaring FML to be a non-resident of Malaysia for exchange control purposes with effect from 5 April 2005 (“FML Declaration Letter”), received by electronic mail;

3.4                               in relation to FSM, an electronic version in PDF format of (a) the Memorandum and Articles of Association of FSM, (b) the Certificate of Incorporation (Form 7) dated 17 June 2002, (c) the Register of Directors dated 28 August 2015, and (d) a letter dated 4 July 2002 issued by the BNM, declaring FSM to be a non-resident of Malaysia for exchange control purposes with effect from 17 June 2002 (“FSM Declaration Letter”), received by electronic mail;

3.5                               in relation to FIML, an electronic version in PDF format of (a) the Memorandum and Articles of Association of FIML, (b) the Certificate of Incorporation (Form 7) dated 9 June 2004, (c) the Register of Directors dated 28 August 2015, and (d) a letter dated 16 June 2004 issued by the BNM, declaring FIML to be a non-resident of Malaysia for exchange control purposes with effect from 9 June 2004 (“FIML Declaration Letter”, together with the FML Declaration Letter and FSM Declaration Letter, “Declaration Letters”), received by electronic mail;

3.6                               an electronic version in PDF format of the extract of the resolutions in writing of the Board of Directors of FML (“FML Board Resolutions”) passed on 21 May 2015, received by electronic mail;

3.7                               an electronic version in PDF format of the extract of the resolutions in writing of the Board of Directors of FSM (“FSM Board Resolutions”) passed on 21 May 2015, received by electronic mail;

3.8                               an electronic version in PDF format of the extract of the resolutions in writing of the Board of Directors of FIML (“FIML Board Resolutions”, together with the FML Board Resolutions and the FSM Board Resolution, “Board Resolutions”) passed on 11 September 2015, received by electronic mail;

3.9                               the Certificate of Resident Secretary on FML dated 28 August 2015 issued by the company secretary;

3.10                        the Certificate of Resident Secretary on FSM dated 28 August 2015 issued by the company secretary;

3.11                        the Certificate of Resident Secretary on FIML dated 28 August 2015 issued by the company secretary;

3.12                        the Letter of Information and the Letter of Good Standing on FML dated 18 August 2015 carried out at the offices of the Labuan Financial Services Authority (“LFSA”) based on FML’s documents registered up to 18 August 2015 (the “FML LFSA Search Report”) and the results of an official search on FML issued by the office of the Director General of Insolvency dated 18 September 2015 (the “FML Winding-up Search Report”);

3.13                        the Letter of Information and the Letter of Good Standing on FSM dated 18 August 2015 carried out at the offices of the LFSA based on FSM’s documents registered up to 18 August 2015 (the “FSM LFSA Search Report”) and the results of an official search on FSM issued by the office of the Director General of Insolvency dated 18 September 2015 (the “FSM Winding-up Search Report”); and

3.14                        the Letter of Information and the Letter of Good Standing on FIML dated 18 August 2015 carried out at the offices of the LFSA based on FIML’s documents registered up to 18 August 2015 (the “FIML LFSA Search Report”) and the results of an official search on FIML issued by the office of the Director General of Insolvency dated 18 September 2015 (the “FIML Winding-up Search Report”).

4.                                      Except as stated in paragraph 3 above, we have not examined any contract, instrument or other document entered into by or affecting the Guarantors or any of the corporate records of the Guarantors, and have not made any other enquiries concerning the Guarantors.

5.                                      We have assumed:

5.1                              that the Transaction Document is within the capacity and powers of, and has been validly authorised by or on behalf of, each party thereto (other than the Guarantors);

5.2                              that the Transaction Document has been validly executed and delivered by or on behalf of each party thereto (other than the Guarantors) and has not been modified, supplemented or superseded;

5.3                              the genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copy or other specimen documents submitted to us;

5.4                              that the copies of (a) the Memorandum and Articles of Association and the Certificate of Incorporation of each of the Guarantors, (b) the Board Resolutions, and (c) the Declaration Letters submitted to us for examination, are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

5.5                              that the information disclosed by the FML LFSA Search Report, the FML Winding-up Search Report, the FSM LFSA Search Report, FSM Winding-up Search Report, FIML LFSA Search Report and FIML Winding-up Search Report (collectively, the “Search Reports”) are true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of issuance of the Search Reports;

5.6                              that the Board Resolutions were passed in accordance with the procedures set out in the Memorandum and Articles of Association of each of the Guarantors respectively, have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Board Resolutions;

5.7                               that no director of either FML, FSM or FIML has an interest in the transactions contemplated by the Transaction Documents;

5.8                               that in exercising the power of each of the Guarantors to enter into the Transaction Document to undertake and perform the obligations expressed to be undertaken and performed by it under the Transaction Document, its directors are acting in good faith and in furtherance of its substantive objects and for its legitimate purpose and that the entry into the Transaction Document may reasonably be considered to have been in the interests, and for the commercial benefit, of each of the Guarantors;

5.9                               the correctness of all facts stated in the Transaction Document (other than those expressly opined on below); and

5.10                        that there are no facts material to our opinion which do not appear from the documents examined by us and of which we are unaware.

6.                                      Based on the documents examined by us (referred to in paragraph 3) and on the basis of the assumptions (as set out in paragraph 5) and subject to the qualifications (as set out in paragraphs 7 and 8 below), we are of the opinion that:

6.1                               Each of the Guarantors is a Labuan company duly incorporated under the Labuan Companies Act 1990 and validly existing under the laws applicable to the Federal Territory of Labuan, Malaysia, and is capable of suing and being sued.

6.2                               No winding-up order had been made in respect of the Guarantors as at 18 September 2015.

6.3                               Each of the Guarantors has the necessary corporate power under its Memorandum and Articles of Association to enable it to execute and perform its obligations under the Transaction Document (including its Guarantee), and has taken all necessary corporate action required under the laws of Malaysia, to authorise its entry into, execution, delivery and performance of the Transaction Document (including its Guarantee).

7.                                      In addition, this opinion is subject to the following qualifications:

7.1                               this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 4 to this opinion and on the basis of the laws of Malaysia in force as at the date of this opinion.  This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Malaysia after the date of this opinion;

7.2                               with respect to the Search Reports, it should be noted that whilst we have taken every care to ensure the accuracy of such search reports, such searches are dependent on the accuracy of the records maintained by the LFSA and the Department of Insolvency, and the information obtained from the Search Reports may not reflect filings made in the several months prior to the date of such search as the updating of such information is done by the LFSA and the Department of Insolvency periodically; and

7.3                               we express no opinion as to any laws other than the laws of Malaysia and we have assumed that there is nothing in any other law that affects our opinion.

8.                                      This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. This opinion may be relied upon by Curtis, Mallet-Prevost, Colt & Mosle LLP.

9.                                      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  By giving of this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Yours faithfully
/s/ Rahmat Lim & Partners
Rahmat Lim & Partners